                                                                      EXHIBIT 12

                                FMC CORPORATION
                                ---------------

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
               --------------------------------------------------
                             (Amounts in Millions)
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

                                   Years Ended December 31
                        ---------------------------------------------
                           1995     1994    1993     1992     1991
                           ----     ----    ----     ----     ----
EARNINGS:
--------
Income from continuing
  operations before
  income taxes and
  extraordinary items     $246.9   $252.3  $ 37.8   $279.6   $255.9
Minority interests          59.1     61.4     2.5      3.6      3.0
Undistributed
  (earnings) losses of
  affiliates                 2.0      4.1    (0.4)    (6.8)    (3.1)
Interest expense and
  amortization of debt
  discount, fees and
  expenses                  87.3     68.0    73.6     94.9    124.7
Amortization of
  capitalized interest       8.0      7.8     7.6      7.6      7.4
Interest included in
  rental expense            21.4     21.4    20.0     19.9     18.1
                        -------------------------------------------
Total earnings            $424.7   $415.0  $141.1   $398.8   $406.0
                        -------------------------------------------

FIXED CHARGES:
-------------
Interest expense and
  amortization of debt
  discount, fees and
  expenses                $ 87.3   $ 68.0  $ 73.6   $ 94.9   $124.7
Interest capitalized
  as part of fixed
  assets                    14.5      4.6     0.7      2.1      3.5
Interest included in
  rental expense            21.4     21.4    20.0     19.9     18.1
                        -------------------------------------------
Total fixed charges       $123.2   $ 94.0  $ 94.3   $116.9   $146.3
                        -------------------------------------------

Ration of earnings to
  fixed charges              3.4      4.4     1.5      3.4      2.8
                        ===========================================
                            (A)              (B)
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(A)  The ratio of earnings to fixed charges for the year ended December 31, 1995 before the gain on sale of FMC Wyoming stock, restructuring and other charges and write-off of acquired in-process research and development was 3.9x

(B) The ratio of earnings to fixed charges for the year ended December 31, 1993 before restructuring and other charges was 3.3x.